Exhibit 3

UNIONBANCAL CORPORATION STOCK BONUS PLAN

INTRODUCTION

The Plan was adopted by the Executive Compensation and Benefits Committee of the Board of Directors effective as of April 27, 2010.

The purpose of the Plan is to promote the long-term success of the Company and its Subsidiaries and the creation of stockholder value by (a) encouraging key Employees to focus on critical long-range objectives, (b) encouraging the attraction and retention of key Employees with exceptional qualifications and (c) linking key Employees directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for payment of some or a portion of annual bonuses in the form of Restricted Share Units representing a right to acquire equity of Mitsubishi UFJ Financial Group, Inc., a Japanese corporation (“MUFG”), the Company’s indirect parent company.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California.

ARTICLE 1

DEFINITIONS

1.1 “BOARD” means the Company’s Board of Directors, as constituted from time to time.

1.2 “CHANGE IN CONTROL” shall mean the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of the Company or the acquisition of the assets or stock of another entity (“Business Combination”); excluding, however, such a Business Combination pursuant to which (i) a Permitted Holder will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (together, the “Company Stock”), as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (ii) no individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) has a greater beneficial interest, directly or indirectly, in the Company Stock than a Permitted Holder.

For purposes of this definition, “Permitted Holder” shall mean (i) MUFG or any successor thereto, (ii) an employee benefit plan of MUFG or (iii) a corporation controlled by MUFG.

1.3 “CODE” means the Internal Revenue Code of 1986, as amended.

1.4 “COMMITTEE” means the Executive Compensation and Benefits Committee of the Board.

1.5 “COMPANY” means UnionBanCal Corporation, a Delaware corporation.

1.6 “EMPLOYEE” means a bona fide employee of the Company or a Subsidiary.

1.7 “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

1.8 “MUFG” has the meaning set forth in the Introduction to this Plan.

1.9 “PARTICIPANT” means an individual or estate who holds Restricted Share Units issued under the Plan.

1.10 “PLAN” means this UnionBanCal Corporation Stock Bonus Plan, as amended from time to time.

1.11 “RESTRICTED SHARE UNIT” means an unfunded and unsecured promise to deliver a Share, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed for a specified period of time), granted under Article 5 of the Plan.

1.12 “RESTRICTED SHARE UNIT AGREEMENT” means the agreement between the Company and the recipient of Restricted Share Units which contains the terms, conditions and restrictions pertaining to such Restricted Share Units.

1.13 “SHARE” means an American Depositary Receipt representing an American Depositary Share, which represents one share of common stock of MUFG.

1.14 “SUBSIDIARY” means any corporation, limited liability company or other entity (other than the Company or MUFG, as the case may be) in an unbroken chain of such entities beginning with the Company or MUFG, as the case may be, if each such entity other than the last entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other entities in such chain. A corporation, limited liability company or other entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

1.15 “TRUST” means a revocable trust established by the Company with an independent trustee for the purpose of acquiring Shares with funds contributed by or at the direction of the Company and holding such Shares until transferred to Participants pursuant to Restricted Share Unit Agreements.

ARTICLE 2

ADMINISTRATION

2.1 COMMITTEE COMPOSITION. The Plan shall be administered by the Committee.

2.2 COMMITTEE RESPONSIBILITIES. The Committee shall (a) select the Employees who are to receive Restricted Share Units under the Plan, (b) determine the number of Shares, vesting requirements and other features and conditions of such Restricted Share Units, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

ARTICLE 3

SHARES AVAILABLE FOR GRANTS

3.1 GENERAL. Shares delivered pursuant to Restricted Share Units granted pursuant to the Plan shall be authorized and issued Shares acquired by the Trust pursuant to a trust agreement with the Company.

ARTICLE 4

ELIGIBILITY

4.1 GENERAL. Only Employees are eligible to be selected as Participants in the Plan.

ARTICLE 5

RESTRICTED SHARE UNIT AWARDS

5.1 TIME, AMOUNT AND FORM OF RESTRICTED SHARE UNIT AWARDS. Restricted Share Units may be awarded in such amounts, at such times, and subject to such vesting or other restrictions as the Committee may determine.

5.2 PAYMENT FOR RESTRICTED SHARE UNITS. No payment shall be required for Restricted Share Units or Shares delivered pursuant to Restricted Share Units awarded under the Plan.

5.3 VESTING CONDITIONS. Each award of Restricted Share Units shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Unit Agreement. A Restricted Share Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of making a Restricted Share Unit award or thereafter, that such Restricted Share Unit award shall become fully vested in the event that a Change in Control occurs with respect to the Company.

5.4 SETTLEMENT OF RESTRICTED SHARE UNITS. Unless otherwise provided by the Committee in the Restricted Share Unit Agreement, upon expiration of any vesting conditions with respect to a Restricted Share Unit, one Share (or other securities or other property, as applicable) for each such outstanding Restricted Share Unit shall be delivered to the Participant, or his or her beneficiary, without charge, from the Trust; provided, however, that unless otherwise provided in the Restricted Share Unit Agreement, the Committee may, in its sole discretion, elect to (i) pay cash, or part cash and part Shares, in lieu of delivering only Shares in respect of such Restricted Share Unit, or (ii) defer the delivery of Shares (or cash, or part Shares and part cash, as the case may be) beyond the expiration of the lapse of the vesting restrictions, subject to compliance with Section 409A of the Code. If a cash payment is made in lieu of delivering Shares (or a fraction thereof), the amount of such payment shall be equal to the fair market value of the Shares as of the date on which the Shares (or a fraction thereof) would otherwise have been delivered.

ARTICLE 6

OTHER SHARE-BASED AWARDS

6.1 GENERAL. The Committee may grant other awards to Participants denominated in Shares in such amounts as the Committee shall from time to time in its sole discretion determine. Such awards may include grants of Shares subject to forfeiture to the extent vesting conditions have not been fulfilled upon termination of employment. Each other Share-based award granted under the Plan shall be evidenced by an award agreement, and shall be subject to such conditions not inconsistent with the Plan as may be reflected in such award agreement.

ARTICLE 7

CHANGES AFFECTING AWARDS

7.1 GENERAL. In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of MUFG, issuance of warrants or other rights to acquire Shares or other securities of MUFG, or other similar corporate transaction or event that affects the Shares, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Subsidiary of the Company, MUFG or any other Subsidiary or affiliate of MUFG, or the financial statements of the Company, any Subsidiary of the Company, MUFG or any other Subsidiary or affiliate of MUFG, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then, subject to Section 409A of the Code, the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation, any or all of the adjustments described in paragraphs (i) and (ii) below:

(i) adjusting any or all of (1) the number of Shares or other securities of MUFG (or number and kind of other securities or other property) which may be delivered in respect of the awards or with respect to which awards may be granted under the Plan and (2) the terms of any outstanding award, including, without limitation, the number of Shares or other securities of MUFG (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; or

(ii) cancelling any one or more outstanding awards and causing to be paid to the holders thereof, in cash, Shares, other securities or other property, or any combination thereof, the value of such awards, if any, as determined by the Committee (which if applicable may be based upon the price per Share received or to be received by other holders of Shares in such event);

provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.

ARTICLE 8

LIMITATION ON RIGHTS

8.1 RETENTION RIGHTS. Neither the Plan nor any Restricted Share Units granted under the Plan shall be deemed to give any individual a right to remain an employee of the Company or a Subsidiary. The Company and its Subsidiaries reserve the right to terminate the service of any employee at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

8.2 STOCKHOLDERS’ RIGHTS. A holder of Restricted Share Units shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Restricted Share Unit award prior to the delivery of Shares, if any. A holder of Restricted Share Units shall not be entitled to be credited with dividend equivalent payments.

8.3 REGULATORY REQUIREMENTS. Any other provision of the Plan notwithstanding, the obligation of the Company to deliver Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any award prior to the satisfaction of all legal requirements relating to the delivery of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 9

WITHHOLDING TAXES

9.1 GENERAL. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company or its Subsidiary for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to release any Shares or make any cash payment under the Plan until such withholding tax obligations are satisfied.

ARTICLE 10

ASSIGNMENT OR TRANSFER OF RESTRICTED SHARE UNITS

10.1 GENERAL. Restricted Share Units awarded under the Plan shall not be anticipated, assigned, hypothecated, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the Committee. However, this Article 10 shall not preclude a Participant from designating a beneficiary who will receive the proceeds upon settlement of any outstanding Restricted Share Units in the event of the Participant’s death, nor shall it preclude a transfer of Restricted Share Units by will or by the laws of descent and distribution.

ARTICLE 11

FUTURE OF THE PLAN

11.1 TERM OF THE PLAN. The Plan, as set forth herein, shall remain in effect until it is terminated under Section 11.2.

11.2 AMENDMENT OR TERMINATION. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No Restricted Share Units shall be awarded under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Restricted Share Units previously awarded under the Plan.

ARTICLE 12

EXECUTION

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to affix the corporate name and seal hereto.

UNIONBANCAL CORPORATION

By:	/s/ Paul Fearer
Title: SEVP, Human Resources

Date:	11/10/2010